Exhibit 10.1

February 24, 2010

Clayton, Dubilier & Rice LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attn.:   Kevin J. Conway

Dear Mr. Conway:

This letter memorializes the agreement between Clayton, Dubilier & Rice, LLC (“CD&R”) and Sally Beauty Holdings, Inc. (“SBH”) with respect to the provision of services by CD&R to the SBH Board of Directors (the “Board”).

Professional employees of CD&R serve as, and may in the future serve as, members of the Board (each a “CD&R Designee” and, collectively, the “CD&R Designees”).

As compensation for the services of the CD&R Designees (the “Services”), CD&R shall receive thirty-seven thousand five hundred dollars ($37,500) per calendar quarter, paid quarterly in advance, for each CD&R Designee serving as a member of the Board.  In consideration of this Services payment, CD&R on behalf of the current and future CD&R Designees, irrevocably waives and disclaims any right to the payment of other compensation of any kind for serving as a member of the Board (and any of its committees), including but expressly not limited to the receipt of retainers, meeting fees and equity-based compensation.

In addition, beginning January 26, 2010, CD&R Designees shall receive reimbursement for travel and other out-of-pocket expenses in the same manner and to the same extent as other members of the Board under the then-applicable independent director compensation policy, except that to the extent that the Chairman of the Board remains a CD&R Designee, such Chairman (or any other CD&R Designee) will be entitled to up to one hundred fifty thousand dollars ($150,000) per calendar year as reimbursement for actual private air travel expenses in lieu of any reimbursement based on the cost of commercial air travel.

This agreement has been approved by a majority of the members of the Board who are not employees of CD&R or SBH (the “Disinterested Directors”).

Payments under this letter agreement shall continue until the first of (i) the tenth anniversary of November 16, 2006, or (ii) such a time as there are no longer CD&R Designees.

The parties acknowledge and agree that CD&R shall perform the Services as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its affiliates.

In the course of CD&R’s providing Services, SBH may disclose and deliver to CD&R certain information.  All such information furnished directly or indirectly by SBH, whether oral or written, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, studies, interpretations, memoranda or other material (in any format, including, without limitation, electronic) prepared by CD&R that contain, are derived from, refer to, rely upon or use, in whole or in part, any information so furnished to CD&R pursuant hereto is referred to in this letter agreement as “Proprietary Information”.  Proprietary Information does not include, however, information that CD&R demonstrates (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by CD&R in breach of the terms of this letter agreement, (ii) was available to CD&R on a nonconfidential basis prior to its disclosure by SBH, (iii) becomes available to CD&R on a nonconfidential basis from a person or entity other than SBH which CD&R has no reason to believe is bound by a confidentiality agreement with SBH or is otherwise under an obligation to SBH not to transmit the information to CD&R, or (iv) is independently developed by CD&R without derivation from, reference to or reliance upon, or using in any manner the Proprietary Information.

Subject to the immediately preceding paragraph, unless otherwise agreed to in writing by SBH and except as required by applicable law, regulation, stock exchange rule, or by legal process, CD&R agrees (i) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any other person or entity, and (ii) not to use Proprietary Information for any purpose other than in connection with providing Services.

This letter agreement (i) contains the complete and entire understanding and agreement between CD&R and SBH with respect to the subject matter hereof, and (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof.  SBH acknowledges and agrees that CD&R makes no representations or warranties in connection with this letter agreement or its provision of the Services.  This letter agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this letter agreement may be waived, other than in a writing duly executed by the parties hereto and approved by a majority of the Disinterested Directors.  This letter agreement and any dispute or controversy arising hereunder shall be governed by the laws of the state of Delaware to the same extent as agreements entered into and fully performed in the state of Delaware.  The parties agree that the courts serving Wilmington, Delaware shall be the sole and exclusive forum for any lawsuit arising out of this letter agreement and any dispute or controversy arising hereunder, and the parties expressly waive and disclaim any right to bring a lawsuit or other adversarial proceeding in any other court or forum.

Please acknowledge your agreement with the terms of this letter agreement by signing where shown below, returning an original copy to me.

Sincerely,

/s/ Gary Winterhalter

Gary Winterhalter
President and Chief Executive Officer
Sally Beauty Holdings, Inc.

Acknowledged and agreed:

/s/ Kevin J. Conway	4/21/10
Kevin J. Conway	Date
Vice President, Secretary, and Assistant Treasurer
Clayton, Dubilier & Rice, LLC